Exhibit 10.1

Loan Agreement entered into on September 20, 2011, by and between Move, Inc. and Bank of America, N.A.

LOAN AGREEMENT

     This Loan Agreement (this “Agreement”) dated as of September 20, 2011, is between BANK OF AMERICA, N.A. (the “Bank”) and MOVE, INC., a Delaware corporation (the “Borrower”).

     1. LINE OF CREDIT AMOUNT AND TERMS

          1.1 Line of Credit Amount.

               (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is Twenty Million Dollars ($20,000,000.00).

               (b) This is a revolving line of credit. During the availability period, the Borrower may (i) make borrowings of principal in such amounts as it requests from time to time, so long as the principal outstanding does not exceed the Commitment, and (ii) repay outstanding principal in such amounts as it wishes from time to time, so long as it repays all outstanding principal by the Expiration Date.

               (c) The Borrower agrees not to permit the principal balance outstanding to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

          1.2 Availability Period. This line of credit is available between the date of this Agreement and August 31, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

          1.3 Repayment Terms.

               (a) Except to the extent an optional interest rate applies (in which case Section 2.1 will apply), the Borrower will pay interest monthly, in arrears, commencing on October 1, 2011 (relating to any principal outstanding hereunder, from the Closing Date (as hereinafter defined) through September 30, 2011), and then on the same day of each month thereafter during which there is any principal outstanding hereunder, until payment in full of any principal outstanding under this Agreement.

               (b) The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Expiration Date.

          1.4 Interest Rate.

               (a) The interest rate is a rate per year equal to the BBA LIBOR Daily Floating Rate plus 250 basis points.

               (b) The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR") as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposit (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank's sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A "London Banking Day" is a day on which banks in London are open for business and dealing in offshore dollars.

          1.5 Optional Interest Rate. Instead of the interest rate based on the BBA LIBOR Daily Floating Rate, the Borrower may elect the optional interest rate listed below during interest periods designated pursuant to Section 2.2(a) below. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion,” and each interest period designated pursuant to Section 2.2(a) for such Portion is referred to as an "Interest Period". The following optional interest rate is available:

               (a) the LIBOR Rate plus 250 basis points.

          1.6 Termination or Reduction of Commitment. The Borrower may, upon written notice to the Bank, terminate the Commitment, or from time to time permanently reduce the Commitment; provided that (a) any such notice shall be received by the Bank not later than 8:00 a.m. five (5) business days prior to the date of termination or reduction, (b) if the Commitment is terminated in full, Borrower shall pay on the effective date of termination all outstanding principal, accrued interest, and any prepayment fees due on any LIBOR Rate Portions, (c) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (d) the Borrower shall not reduce the Commitment if after giving effect thereto and to any concurrent prepayments hereunder, the principal amount outstanding would exceed the Commitment. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination. Upon the effective date of termination of the Commitment as herein provided, this Agreement shall terminate, except for any expense reimbursement and indemnification provisions set forth in this Agreement which survive the cancellation and termination of this Agreement.

     2. OPTIONAL INTEREST RATES

          2.1 Optional Rates. Each optional interest rate is a rate per year. Interest on the outstanding principal amount with respect to each Portion under this line of credit will be paid in arrears on each Interest Payment Date. "Interest Payment Date" means, with respect to each outstanding Portion, the last day of each Interest Period applicable to such Portion and the Expiration Date; provided, however, that if any Interest Period exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates. At the end of any Interest Period, the interest rate for the applicable Portion, to the extent not repaid, will revert to the rate specified in Section 1.4 hereof, unless the Borrower has designated another Interest Period pursuant to Section 2.2(a) during which the optional interest rate will apply for the Portion. No Portion will be converted to a different interest rate during the applicable Interest Period. Upon the occurrence of an Event of Default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the Event of Default occurs.

          2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

               (a) The Interest Period during which the LIBOR Rate will be in effect will be one (1), two (2), three (3), six (6), or nine (9)months, as selected by Borrower at the time of its applicable election, if any, of the LIBOR Rate, but in no event shall any Interest Period extend beyond the Expiration Date. The first day of the Interest Period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the Interest Period and the actual number of days during the Interest Period will be determined by the Bank using the practices of the London inter-bank market.

               (b) Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

               (c) The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the Interest Period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

          Where,

                    (i) "London Inter-Bank Offered Rate" means, for any applicable Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the Interest Period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars; and

                    (ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

               (d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

               (e) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

               (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

               (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                    (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                    (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

     3. FEES AND EXPENSES

          3.1 Fee.

               (a) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.2% per year. The fee is due on November 30, 2011 and on the last day of each quarter thereafter.

               (b) Annual Fee. The Borrower agrees to pay to the Bank an annual fee in an amount equal to 0.5% of the Commitment ("Annual Fee"), if Borrower fails to maintain an Aggregate Average Deposit Balance with the Bank of at least Thirty Five Million Dollars ($35,000,000.00). The Annual Fee is payable within thirty (30) days of each anniversary date of the Closing Date (as hereinafter defined). "Aggregate Average Deposit Balance" means, as determined annually on the anniversary of the Closing Date ("Calculation Date"), the sum of the average aggregate monthly balance of the demand deposit account, concentration account and investment accounts for the twelve months immediately prior to the Calculation Date, divided by twelve.

               (c) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment requested in writing by an Authorized Individual of the Borrower in an amount advised to the Borrower in writing by the Bank at the time the Borrower requests the waiver or amendment. Borrower shall have three business days after receiving such advisory to withdraw such request. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

               (d) Intentionally Omitted.

          3.2 Expenses. Except as provided for in Section 3.3(a) hereof and in Exhibit A hereto, the Bank, and not the Borrower, shall be responsible for any and all Borrower expenses it incurs in connection with the preparation of this Agreement, including, but not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

          3.3 Reimbursement Costs.

               (a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement up to a maximum of Five Thousand Dollars ($5,000.00). Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

               (b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require; provided, however, so long as no Event of Default exists, Bank agrees (i) to provide two business days advance notice to Borrower, and (ii) to conduct examinations during normal business hours. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

     4. DISBURSEMENTS, PAYMENTS AND COSTS

          4.1 Disbursements and Payments.

               (a) Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in Section 4.3 of this Agreement or by another deposit account otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

               (b) The Bank shall honor instructions for advances or repayments given by any one of the following officers of Borrower (each an "Authorized Individual" and collectively, the "Authorized Individuals") and not others: Borrower's Chief Executive Officer; its Chief Financial Officer; its Chief Accounting Officer; its General Counsel; or such other officers of Borrower designated by one of the foregoing in a written notice to Bank provided in accordance with the "Notices" Section hereof.

               (c) For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

               (d) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

               (e) Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

                    (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

                    (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

          Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

          4.2 Telephone and Telefax Authorization.

               (a) The Bank may honor telephone or telefax instructions for advances or repayments given, or purported to be given, by any one of the Authorized Individuals.

               (b) Advances will be deposited in such Borrower’s accounts with the Bank as designated in writing (or otherwise in accordance with the "Notices" Section hereof) by the Borrower.

               (c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

          4.3 Direct Debit.

               (a) The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 1459-0-35070 owned by the Borrower, or such other of Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

               (b) The Borrower may terminate this direct debit arrangements at any time by sending written notice to the Bank or at the address specified at the end of this Agreement.

          4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

          4.5 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such foreign taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the foreign taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such foreign taxes had not been imposed. The Borrower will confirm that it has paid the foreign taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

          4.6 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

          4.7 Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is four (4) percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

     5. COLLATERAL AND OTHER SUPPORT

          5.1 Personal Property Collateral.

               (a) The obligations of the Borrower to the Bank under this Agreement shall be secured by all personal property now owned or owned in the future by the Borrower and each Guarantor (except for Top Producer Systems Company), including, but not limited to, goods, accounts, deposit accounts, investment property, instruments, chattel paper, documents, letters of credit rights, commercial tort claims and general intangibles, and if the collateral is owned by a Guarantor, such collateral will also secure its guaranty, if so indicated in the security agreement. The collateral is further defined in security agreements executed by the owners of the collateral, in substantially the form of Exhibit A ("Borrower Security Agreement") and Exhibit B ("Guarantor Security Agreement") attached hereto.

               (b) The obligations of the Borrower to the Bank under this Agreement shall be further secured by a pledge of all of the capital stock of Borrower's current and future subsidiaries pursuant to the terms of a stock pledge agreement, in substantially the form of Exhibit C ("Stock Pledge Agreement") attached hereto, and by a pledge of all of the capital stock owned by (i) Moves Sales, Inc., a Delaware corporation, (ii) Moving.com, Inc., a Delaware corporation, (iii) RealSelect, Inc., a Delaware corporation, and (iv) National New Homes Co., Inc., a Delaware corporation, in substantially the form of Exhibit E, attached hereto ("Guarantor Stock Pledge Agreement"; and together with the Stock Pledge Agreement at times hereinafter, individually and collectively referred to as the "Stock Pledge Agreements").

          5.2 Guaranty. The obligations of the Borrower to the Bank under this Agreement shall be guaranteed, pursuant to the terms of a continuing and unconditional guaranty, in substantially the form of Exhibit D(“Guaranty”), executed by each of the following subsidiaries of the Borrower: (i) Home Builder.com (Delaware), Inc., a Delaware corporation, (ii) Move Sales, Inc., a Delaware corporation, (iii) Moving.com, Inc., a Delaware corporation, (iv) National New Homes Co., Inc., a Delaware corporation, (v) RealSelect, Inc., a Delaware corporation, (vi) The Enterprise of America, Ltd., a Wisconsin corporation, (vii) Homestore, Inc., a Delaware corporation, (viii) Threewide Corporation, a Delaware corporation, (ix) Welcome Wagon International, Inc., a New York corporation, and (x) Top Producer Systems Company, a ULC corporation organized under the laws of the Province of Nova Scotia, Canada ("TPSC"). The subsidiaries listed in (i) through (x) are individually and collectively, the "Guarantor." Borrower has advised the Bank of its intent to dissolve those Guarantors identified in (iv), (vi) and (ix) on or before August 31, 2012. So long as no Event of Default exists, no consent of the Bank to the dissolution of such Guarantors is required and, upon Borrower's delivery of filed copies of the documents evidencing each such dissolution, Bank agrees to release the guaranty of the dissolved entity.

     6. CONDITIONS

          6.1 The Bank must receive the following items, executed and acknowledged as appropriate, all in form and substance acceptable to Bank, on or before September 20, 2011 (the "Closing Date") before it is required to extend any credit to the Borrower under this Agreement:

               (a) This Agreement.

               (b) A Security Agreement executed by the Borrower and each Guarantor (except TPSC).

               (c) A Stock Pledge Agreement executed by each pledgor.

               (d) A Guaranty executed by each Guarantor.

               (e) If required by the Bank, evidence of insurance coverage as required under this Agreement or otherwise by the Bank in writing.

               (f) An executed copy of the Operating Agreement dated as of November 26, 1996, as amended, between RealSelect, Inc. and Realtors Information, Inc., and, if required by Bank, copies of any other material contracts between the Borrower and third parties; the Bank acknowledges, however, that the conditions of this Section 6.1 (f) have already been satisfied with respect to such Operating Agreement and also as to such other material contracts as are or have been filed with the SEC as part of or in connection with a Form 10-K, 10-Q, 8-K or such other public filing with the SEC by the Borrower.

               (g) Evidence of the Borrower’s and each Guarantor’s due formation and good standing, as well as evidence that the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

               (h) Payment of all fees required under Article 2.

               (i) Such other documents, information and other assurances as the Bank may reasonably require.

          6.2 Notwithstanding any other provision of this Agreement, or any documents executed in connection therewith, Bank shall be under no obligation to advance any amounts to Borrower, or otherwise perform under the terms of this Agreement, or any documents executed in connection therewith, unless and until it receives all original stock certificates pledged by Borrower, Move Sales, Inc., Moving.com, Inc.,RealSelect, Inc., and National New Homes Co., pursuant to the Stock Pledge Agreements executed concurrently herewith, and together with stock powers executed in blank, all in the form and content satisfactory to Bank, in its sole and absolute discretion.

     7. REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, the Borrower makes the following representations and warranties, subject to the written disclosure letter delivered by the Borrower to the Bank in connection with the execution and delivery of this Agreement (the "Borrower Disclosure"), substantially in the form of Exhibit F. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request, subject to the Borrower Disclosure (or an amendment or addendum thereto then provided by Borrower and accepted by Bank).

          7.1 Formation; Authority. The Borrower is a corporation duly formed and existing under the laws of the State of Delaware. The Borrower is authorized to execute, deliver and perform its obligations under this Agreement and any instrument or agreement required under this Agreement.

          7.2 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder. When executed and delivered, will be similarly legal, valid, binding and enforceable.

          7.3 Compliance With Law. To the best of Borrower's knowledge, the Borrower complies in all material respects with all applicable laws, regulations, or ordinances. The Borrower has not received any notices of material violations of any applicable laws, regulations, or ordinances. There are no claims, actions, proceedings or investigations pending or threatened against the Borrower except for those previously disclosed by the Borrower to the Bank in writing.

          7.4 No Conflicts. To the best of Borrower’s knowledge, this Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

          7.5 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the financial condition, on a consolidated basis of the Borrower and Guarantor, and any subsidiaries of Borrower, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower, Guarantor and the subsidiaries of the Borrower on a consolidated basis.

          7.6 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would materially impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

          7.7 Other Obligations. To the best of Borrower’s knowledge, the Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

          7.8 Borrower Not a “Foreign Person”. The Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

          7.9 Tax Matters. To the best of Borrower’s knowledge, the Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

          7.10 Disclosure to Guarantor and/or Third Parties. Before the Guarantor became obligated in connection with the loan, including as of the execution of this Agreement and delivery of the Borrower Disclosure, the Borrower made full disclosure to the Guarantor regarding the Borrower’s financial condition and business operations, and all other circumstances, materially bearing upon the Borrower’s ability to pay and perform its obligations under this Agreement.

          7.11 Ownership of Collateral. All collateral required by this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except Permitted Liens (as hereinafter defined).

          7.12 No Event of Default. To the best of Borrower’s knowledge, there is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

          7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

As used in this Agreement, "To the best of Borrower’s knowledge" means to the actual knowledge of the Authorized Individuals.

     8. COVENANTS

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

          8.1 Use of Proceeds. To use the proceeds of the Commitment for working capital and any other business or corporate purposes.

          8.2 Financial and Other Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement. The financial information specified below that is included in any report filed by the Borrower with the SEC shall be deemed to have been provided by Borrower.

               (a) Within 90 days of each fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. These financial statements shall be prepared on a consolidated and consolidating basis. An opinion substantially the same as that given by Borrower's independent auditor in its Form 10-K for 2010 shall be deemed acceptable to the Bank.

               (b) Within 45 days after each period's end (except the last period in each fiscal year) quarterly financial statements of Borrower certified and dated by an authorized financial officer. These financial statements may be company-prepared. These financial statements shall be prepared on a consolidated and consolidating basis.

               (c) Within 90 days after each fiscal year end, an annual budget for the current fiscal year. This budget may be company-prepared.

               (d) Within 90 days of the end of each fiscal year and within 45 days of the end of each quarter, a compliance certificate of the Borrower, substantially in the form of Exhibit G, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

               (e) Promptly, upon the Bank’s request, such other books, records, statements, budgets, forecasts or reports as to the Borrower and its subsidiaries as the Bank may reasonably request.

          8.3 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least Fifty Million Dollars ($50,000,000.00).

               “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower and its subsidiaries) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

               “Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

          8.4 Quick Ratio. To maintain on a consolidated basis a Quick Ratio of at least 1.50:1.0. “Quick Ratio” means the ratio of (i) the sum of (a) cash and cash equivalents, and (b) accounts receivable, to (ii) total current liabilities, which shall include amounts outstanding under this Agreement.

          8.5 Adjusted EBITDA. To maintain on a consolidated basis Adjusted EBITDA equal to at least Seventeen Million Dollars ($17,000,000.00).

               “Adjusted EBITDA” means, on a consolidated basis for the twelve-month period then ended, earnings before interest, taxes, depreciation and amortization, non-cash expenses, and amortization related to stock based compensation and other non-cash charges minus the following to the extent included in calculating such consolidated net income: Federal, state and local tax credits and all non-cash items increasing consolidated net income.

               This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from the Borrower, using the results of the twelve-month period ended with that reporting period.

          8.6 Notices. Upon the knowledge of the Borrower, the Borrower shall promptly notify the Bank in writing of:

               (a) Any litigation affecting the Borrower where the amount claimed is One Million Dollars ($1,000,000.00) or more;

               (b) Any material dispute between the Borrower and any government;

               (c) Any material adverse change in the Borrower’s business condition (financial or otherwise), operations or properties;

               (d) Any Event of Default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an Event of Default.

          8.7 Maintenance of Assets.

               (a) Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or any material part of the Borrower’s assets except in the ordinary course of the Borrower’s business.

               (b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, excluding transactions involving assets of less than $1,000,000 in the aggregate.

               (c) Not to enter into any sale and leaseback agreement covering any of its fixed assets, excluding transactions involving assets of less than $1,000,000 in the aggregate.

               (d) To use reasonable efforts to maintain and preserve all rights, privileges, and franchises the Borrower now has which are of any material value.

               (e) To make any repairs, renewals, or replacements reasonably necessary and appropriate to keep the Borrower’s properties (meaning physical plant and equipment) used in the ordinary course of its business in good working condition.

          8.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

               (a) Liens in favor of the Bank.

               (b) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

               (c) Permitted Liens.

"Permitted Liens" means and includes (i) liens for taxes, assessments and other governmental charges due but not yet payable; (ii) landlord’s, warehouseman’s, carrier’s, worker’s, vendor’s, mechanic’s and materialmen’s liens and similar liens incurred in the ordinary course of business remaining undischarged for not longer than 60 days from the filing thereof; (iii) liens in respect of pledges or deposits under worker’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory obligations, or in connection with surety, appeal and similar bonds incidental to the conduct of litigation; (iv) security interests in property of the Borrower, if the total principal amount of debt secured by such liens does not exceed $1,000,000 at any one time.

          8.9 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

               (a) Acquiring goods, supplies, services or merchandise on normal trade terms.

               (b) Endorsing negotiable instruments received in the usual course of business.

               (c) Obtaining surety bonds in the usual course of business.

               (d) (i) Operating leases in existence on the date of this Agreement not in excess of $20,000,000 in the aggregate, covering Borrower's existing facilities and equipment, including the renewal of such leases, and (ii) additional operating leases not in excess of $1,000,000 at any one time.

               (e) Liabilities, lines of credit and capital leases in existence on the date of this Agreement disclosed in writing to the Bank.

               (f) Additional liabilities not to exceed $1,000,000 at any one time.

          8.10 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

               (a) Existing extensions of credit disclosed to the Bank in writing.

               (b) Extensions of credit to the Borrower’s current subsidiaries, affiliates and related entities.

               (c) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

               (d) Extensions of credit in connection with the sale of assets not in excess of 1,000,000 at any one time.

          8.11 Dividends and Distributions. Not to declare or pay any dividends, redemptions of stock or membership interests, distributions and withdrawals (as applicable) to its owners, except:

               (a) Dividends payable in capital stock.

               (b) Stock repurchases pursuant to Borrower's $25,000,000 stock repurchase program, and the redemption of Series B convertible preferred stock in the amount of $48,156,000, and/or quarterly dividends related to the preferred stock; provided that at the time of such repurchase, redemption, or dividend (i) no Event of Default exists or would exist as a result of such payment, (ii) Borrower shall provide evidence to the Bank of pro-forma compliance with all covenants (excluding the Quick Ratio) under this Agreement before and after effect to such payment, and (iii) the Quick Ratio is at least 0.25 times higher than required under Section 8.4 on a pro-forma basis after giving effect to such payment. Notwithstanding the provisions of this clause (b), the Borrower may pay mandatory dividends on the Series B convertible preferred stock and the conditions set forth is this clause (b) shall not apply to the payment of such mandatory dividends.

               (c) Notwithstanding clause (b), Borrower may redeem the Series B convertible stock at its maturity on November 29, 2012 provided: (i) no Event of Default exists or would exist as a result of such payment, and (ii) Borrower provides evidence to the Bank of pro-forma compliance with all covenants under this Agreement.

          8.12 Insurance.

               (a) General Business Insurance. To maintain insurance as is usual for the business it is in.

               (b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

          8.13 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

          8.14 Change in Ownership. Not to cause, permit or suffer any change in capital ownership such that there is a material change in control of Borrower, as reasonably determined by the Bank.

          8.15 Intentionally Omitted.

          8.16 Additional Negative Covenants. Not to, without the Bank’s written consent, which consent will not be unreasonably withheld:

               (a) (i) Enter into any consolidation, merger, or other combination, or (ii) become a partner in a partnership, a member of a joint venture, or a member of a limited liability company with respect to such investment having a value in excess of One Million Dollars ($1,000,000) for any individual investment and in excess of Three Million Dollars ($3,000,000) in the aggregate. Before making such investment, each of the following conditions must be satisfied: (1) no Event of Default exists or would exist as a result of such investment, and (2) Borrower shall provide evidence to the Bank of pro-forma compliance with all covenants before and after giving effect to such investment.

               (b) Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Ten Million Dollars ($10,000,000) for any individual transaction and in excess of Twenty Million Dollars ($20,000,000) in the aggregate. Before making such acquisition, each of the following conditions must be satisfied: (i) no Event of Default exists or would exist as a result of such acquisition, (ii) Borrower shall provide evidence to the Bank of pro-forma compliance with all covenants (excluding the Quick Ratio) before and after giving effect to such acquisition, (iii) the Quick Ratio is at least 0.25 times higher than required under Section 8.4 on a pro-forma basis after giving effect to such acquisition, and (iv) Borrower must obtain the prior effective written consent or approval of the board of directors or equivalent body of the business being acquired.

               (c) Engage in any business activities of a nature substantially different from and not complimentary to or synergistic with the nature of Borrower's present business.

               (d) Liquidate or dissolve the Borrower's business.

               (e) Voluntarily suspend its business for more than two (2) days in any 30 day period.

          8.17 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business where the failure to do so would have a materially adverse effect on the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

          8.18 ERISA Plans. To the extent the Borrower has any Plans, promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

          8.19 Books and Records. To maintain adequate books and records.

          8.20 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower, on the Bank's reasonable request, shall authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

          8.21 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

          8.22 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

          8.23 Additional Guarantors. Notify the Bank promptly upon an entity becoming a subsidiary of the Borrower, and promptly thereafter (and in any event within 30 days), after Bank's request, cause such entity to (a) become a Guarantor by executing and delivering to Bank a counterpart of the Guaranty, or such other equivalent form of guaranty as may be approved by the Bank in its sole discretion, (b) deliver to Bank such organizational documents of such new Guarantor as Bank shall require, and (c) cause such new domestic Guarantor to execute and deliver to Bank a counterpart of the Guarantor Security Agreement, granting to Bank a security interest in its personal property. Upon the request of the Bank, Borrower shall cause any foreign subsidiary that either (i) accounts for more than 3% individually or 5% in the aggregate of total consolidated revenue, operating income, or tangible assets, or (ii) holds intellectual property that generates more than 3% individually or 5% in the aggregate of total consolidated revenue or operating income, to become a Guarantor by executing a guaranty in form and content acceptable to the Bank in its sole discretion.

     9. DEFAULT

     If any of the following events (each an “Event of Default”) occurs the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an Event of Default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any Event of Default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an Event of Default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

          9.1 Failure to Pay. The Borrower fails within five (5) days after the date when due to make any payment of principal, interest, any fee or other sum due under this Agreement.

          9.2 Lien Priority. The Bank fails to have an enforceable first lien on or security interest in any property given as security for this Agreement, subject to Permitted Liens.

          9.3 False Information. The Borrower or the Guarantor has given the Bank materially false or misleading information or representations.

          9.4 Bankruptcy. The Borrower or any Guarantor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower or any Guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any Guarantor is dismissed within a period of 45 days after filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such petition.

          9.5 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Guarantor's business, or the business is terminated.

          9.6 Judgments. Any final and non-appealable judgments or arbitration awards are entered against Borrower or the Guarantor, or the Borrower or the Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Five Million Dollars ($5,000,000.00) or more in excess of any insurance coverage.

          9.7 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s or the Guarantor’s financial condition, operations, properties which materially impairs the prospects or ability to repay the loan.

          9.8 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower or the Guarantor has obtained from anyone else or which the Borrower or the Guarantor has guaranteed if the default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation, such agreements not to include extensions of credit in the nature of accounts payable arising from the purchase of goods or services in the ordinary course of business from non-affiliated entities.

          9.9 Default under Related Documents. Any material default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement.

          9.10 Other Bank Agreements. Any material default occurs under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

          9.11 Other Breach Under Agreement.

               (a) The Borrower shall fail to perform or observe the provisions of Section 8.2 through 8.15, inclusive.

               (b) The Borrower shall fail to perform or observe any other term or condition of this Agreement not specifically referred to in this Article and such failure shall remain unremedied for a period of ten (10) days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower by the Bank.

          9.12 Default Under Operating Agreement. A material default by Borrower occurs under the Operating Agreement dated as of November 26, 1996, as amended, between RealSelect, Inc. and Realtors Information Network, Inc. which is not remedied within any applicable cure period or waived by the non-defaulting party under such agreement.

     10. ENFORCING THIS AGREEMENT; MISCELLANEOUS

          10.1 Accounting Principles and Financial Computation. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

          10.2 California Law. This Agreement is governed by and shall be interpreted according to federal law and the laws of California. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

          10.3 Successors and Assigns. The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that the Borrower may not assign this Agreement without the prior written consent of the Bank. The Bank may sell participations in or assign the loan to a reputable commercial lending institution, and may exchange information about the Borrower (including, without limitation, any information regarding hazardous substances) with actual or potential participants or assignees, provided such parties sign appropriate confidentiality agreements to maintain any such information provided on a confidential basis. If a participation is sold or the loan is assigned, the purchaser will the right of set-off against the Borrower upon the existence of an Event of Default (subject to any applicable cure or grace periods).

          10.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this Agreement.

               (a) This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.

               (b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

               (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

               (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral of any material value for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

               (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitral shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

               (f) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this Agreement must consent to submission of the Claim to arbitration.

               (g) To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

               (h) Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

               (i) This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

               (j) Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

               (k) By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

          10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

          10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” does not include any allocated costs of the Bank’s in-house counsel.

          10.7 Set-Off. In addition to any rights and remedies of the Bank provided by law but subject to any applicable cure or grace periods, upon the occurrence and during the continuance of any Event of Default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

               (a) The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

               (b) For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement.

          10.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

               (a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

               (b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

               (c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

          10.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement (unless the Borrower is the prevailing party) any such document, or any such credit; provided, however, that the Borrower shall not be required to indemnify the Bank pursuant to this Section 10.9 for any loss, liability, damages or costs to the extent caused by the Bank's gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys’ fees (but not including any allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

          10.10 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement (or to such other addresses as the Bank and the Borrower may specify from time to time in writing) or sent by facsimile to the fax numbers listed on the signature page (or to such other fax numbers as the Bank and the Borrower may specify from time to time in writing). Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

          10.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

          10.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

          10.13 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

[Remainder of page intentionally left blank]

     This Agreement is executed as of the date stated at the top of the first page.

BANK:

BANK OF AMERICA, N.A.

By:	/s/ Sarah Daniel
Name:	Sarah Daniel
Title:	VP

Address where notices to
the Bank are to be sent:

Bank of America, N.A.
2049 Century Park East, Suite 200
Los Angeles, California 90067
Facsimile number: (___) __________________

BORROWER:

MOVE, INC.,
a Delaware corporation

By:	/s/ James S. Caulfield
Name:	James S. Caulfield
Title:	EVP + General Counsel

Address where notices to
the Borrower are to be sent:

30700 Russell Ranch Road
Westlake Village, California 91362
Facsimile number: (480) 556-4754

USA Patriot Act Notice

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. This notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully:

     USA PATRIOT ACT NOTICE

     Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.